Exhibit 99.1

Artiva Biotherapeutics Reports First Quarter 2025 Financial Results, Recent Business Highlights

IND clearance and initiation of global basket trial exploring AlloNK® + rituximab in refractory rheumatoid arthritis, Sjögren’s disease, idiopathic inflammatory myopathies and systemic sclerosis

First trial to explore an allogeneic cell therapy in refractory rheumatoid arthritis and Sjögren’s disease in the U.S.

Initial safety, translational data, and lead indication selection to be presented by year-end 2025; initial clinical response data in the lead indication to be presented in 1H2026

Longer-term clinical data from Phase 1/2 trial exploring AlloNK + rituximab in B-NHL in heavily pretreated CAR-T naïve patients to be presented at ASGCT, demonstrating complete response rates and median duration of responses in line with approved auto-CAR-T therapies, support deep B-cell depletion

Cash runway extension into Q2 2027, with cash, cash equivalents and investments of $166.0 million as of March 31, 2025

SAN DIEGO, May 8, 2025 -- Artiva Biotherapeutics, Inc. (Nasdaq: ARTV) (Artiva), a clinical-stage biotechnology company whose mission is to develop effective, safe, and accessible cell therapies for patients with devastating autoimmune diseases and cancers, today announced financial results for the first quarter ended March 31, 2025, and highlighted recent progress.

“We are encouraged by our early experience with AlloNK® in autoimmune disease. We have initiated regulatory submissions globally for our company-sponsored basket trial in refractory rheumatoid arthritis, Sjögren’s disease, myositis and scleroderma. Notably, we are first to announce a company-sponsored allogeneic cell therapy trial in rheumatoid arthritis and Sjögren’s disease in the U.S.; two sizeable indications that could benefit from AlloNK’s potential ease of use and well-tolerated safety profile in the community setting,” said Fred Aslan, M.D., Chief Executive Officer of Artiva. “Since the IPO last July, we have transformed our development team and now have a deep bench of autoimmune expertise to expand and refine the clinical trial infrastructure and development strategy for AlloNK in autoimmune disease. By the end of 2025, we plan on sharing initial safety and translational data supporting AlloNK’s mechanism of action and tolerability profile across multiple autoimmune diseases, as well as announcing our lead indication. In the first half of 2026, we expect to share clinical response data in our lead indication with longer follow-up to substantiate AlloNK’s emerging target product profile, and to have initial insights on registrational approaches.”

Dr. Aslan continued, “Our longer-term aggressive B-NHL data is maturing into a leading data set, in line with approved auto-CAR-T therapies, providing proof of concept of AlloNK’s ability to deplete B-cells deeply and durably. We remain well capitalized to generate meaningful data sets and to differentiate ourselves over time from other therapeutic approaches in areas of significant unmet need in the community setting.”

Recent Business Highlights

AlloNK® (also known as AB-101) Updates

Autoimmune clinical program updates:

Company-sponsored clinical trials:

•
Phase 2a company-sponsored basket clinical trial:
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Following Investigational New Drug application clearance by the U.S. Food and Drug Administration, initiating global Phase 2a company-sponsored basket clinical trial for AlloNK + rituximab for refractory rheumatoid arthritis (RA), Sjögren’s disease, idiopathic inflammatory myopathies (myositis, or IIM) and systemic sclerosis (scleroderma, or SSc), with site initiation underway
o
First company-sponsored trial exploring an allogeneic cell therapy in refractory RA and Sjögren’s disease in the U.S.
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Protocol allows for continuous enrollment with no stagger within dose levels and no hospitalization/inpatient requirement for patients dosed with AlloNK
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Initiation of regulatory submissions across multiple geographic regions

•
Phase 1/1b company-sponsored trial in systemic lupus erythematosus (SLE) with or without lupus nephritis (LN):
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Treatment of patients in combination cohort with AlloNK + monoclonal antibodies (mAb) initiated in late 2024
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Prioritization of patient enrollment in AlloNK + obinutuzumab cohort
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Currently exploring 1 billion cells per AlloNK dose x 3 weekly doses in company-sponsored trials with plan to escalate to 4 billion cells per AlloNK dose x 3 weekly doses across both trials

Investigator-initiated trial (IIT):

•
Ongoing IIT Basket Trial: IIT assessing the safety, tolerability, and clinical activity of AlloNK + rituximab in patients with RA, pemphigus vulgaris, granulomatosis with polyangiitis/microscopic polyangiitis, and SLE. The trial is being conducted by Integral Rheumatology & Immunology Specialists (IRIS), in an outpatient setting at a community rheumatology clinic.
o
Initial tolerability supports prioritization of community sites for clinical development of AlloNK

AlloNK + rituximab in B-cell non-Hodgkin lymphoma (B-NHL) updates:

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Longer-term clinical data from Phase 1/2 trial exploring AlloNK + rituximab in patients with relapsed/refractory B-NHL to be presented at The American Society of Gene & Cell Therapy (ASGCT) 28th annual meeting on May 13, 2025. Abstracts are currently available on the ASGCT website
•
Updated clinical data in heavily pre-treated, CAR-T naïve patients with B-NHL shows prolonged duration of response, with complete response rates and median duration of response in line with approved auto-CAR-T therapies in aggressive B-NHL patients with multiple prior lines of treatment

Other program updates:

•
Preclinical data on the ablation of SLE donor B-cells with AlloNK in combination with either an anti-CD19 or anti-CD20 monoclonal antibody presented at the 2025 Pan-American League of Rheumatology Congress (PANLAR) and to be presented at the 16th International Congress on Systemic Lupus Erythematosus (LUPUS 2025), being held May 21-24, 2025, in Toronto, Canada
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Poster presentation featuring the scalability and consistency of the manufacturing process for AlloNK to be presented at the ASGCT 28th annual meeting on May 15, 2025
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Data highlights consistent and high expression of CD16, uniform expansion across greater than 40 manufacturing lots, and high viability and cytotoxicity after 4 years of shelf life for AlloNK

Corporate Updates

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Appointment of Subhashis Banerjee, M.D., as Chief Medical Officer announced on April 8, 2025, culminating Artiva’s efforts to build a seasoned development team with strong expertise in autoimmune disease and cell therapy

Upcoming Milestones

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By Year-End 2025: Initial safety and translational data for AlloNK + mAb across multiple autoimmune indications from ongoing clinical trials and disclosure of lead autoimmune indication for further development
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Mechanistic and translational data for AlloNK in autoimmune indications
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Insights into tolerability of AlloNK + mAb, and the patient journey in community rheumatology sites, including the potential ease of use of conditioning regimens with cyclophosphamide and fludarabine
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Disclosure of lead indication for AlloNK development in autoimmune diseases
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1H 2026: Initial clinical response data in the lead autoimmune indication from ongoing clinical trials with longer follow-up to inform registrational strategy

First Quarter 2025 Financial Results

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Cash, Cash Equivalents and Investments. As of March 31, 2025, Artiva had cash, cash equivalents, and investments of $166.0 million which is expected to fund operations into Q2 2027.
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Research and Development Expenses. Research and development expenses were $17.1 million for the three months ended March 31, 2025, compared to $11.2 million for the three months ended March 31, 2024.
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General and Administrative Expenses. General and administrative expenses were $5.1 million for the three months ended March 31, 2025, compared to $3.6 million for the three months ended March 31, 2024.
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Other Income, net. Other income, net, was $1.9 million for the three months ended March 31, 2025, compared to other income, net, of $0.5 million for the three months ended March 31, 2024.
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Net Loss. Net loss totaled $20.3 million for the three months ending March 31, 2025, as compared to net loss of $14.0 million for the three months ending March 31, 2024, with non-cash stock-based compensation expense of $2.1 million and $1.4 million for the three months ended March 31, 2025 and 2024, respectively.

About Artiva Biotherapeutics

Artiva is a clinical-stage biotechnology company whose mission is to develop effective, safe and accessible cell therapies for patients with devastating autoimmune diseases and cancers. Artiva’s lead program, AlloNK® (also known as AB-101), is an allogeneic, off-the-shelf, non-genetically modified, cryopreserved NK cell therapy candidate designed to enhance the antibody-dependent cellular cytotoxicity effect of monoclonal antibodies to drive B-cell depletion. AlloNK is currently being evaluated in three ongoing clinical trials for the treatment of B-cell driven autoimmune diseases. This includes two company-sponsored trials, one in systemic lupus erythematosus for patients with or without lupus nephritis, and a basket trial across autoimmune diseases including rheumatoid arthritis and Sjögren’s disease, as well as an investigator-initiated basket trial in B-cell driven autoimmune diseases. Artiva’s pipeline also includes CAR-NK candidates targeting both solid and hematologic cancers. Artiva was founded in 2019 as a spin out of GC Cell, formerly GC Lab Cell Corporation, a leading healthcare company in the Republic of Korea, pursuant to a strategic partnership granting Artiva exclusive worldwide rights (excluding Asia, Australia and New Zealand) to GC Cell’s NK cell manufacturing technology and programs.

Artiva is headquartered in San Diego, California. For more information, please visit www.artivabio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: expectations of Artiva Biotherapeutics, Inc. (the “Company”) regarding the potential benefits, accessibility, ease of use, effectiveness and safety of AlloNK; the Company’s ability to advance AlloNK in autoimmune disease; the Company’s ability to demonstrate progress and clinical validation of its approach; the belief that of Phase 1/2 trial data in B-NHL provides support for B-cell depletion as a MoA and its comparison to approved auto-CAR-T therapies; the Company’s expectations regarding design, timing and availability of data from the Company’s clinical trials or the basket IIT; the timing related to the selection of a lead autoimmune indication; the timing, likelihood or success of the Company's business strategy, as well as plans and objectives of management for future operations; and the Company’s future results of operations and financial position, including cash runway. These forward-looking statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to known and unknown risks and uncertainties. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause the Company’s actual results to differ from current expectations are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Artiva Biotherapeutics, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	March 31, 2025	December 31, 2024
Assets
Cash, cash equivalents and investments	$165,963	$185,428
Property and equipment, net	7,057	6,370
Operating and financing lease right-of-use assets	13,728	14,055
Other assets	4,515	3,728
Total assets	$191,263	$209,581
Liabilities and stockholders' equity
Accounts payable and accrued expenses	$8,411	$8,513
Operating and financing lease liabilities	13,996	14,354
Other liabilities	73	73
Total liabilities	22,480	22,940
Stockholders' equity	168,783	186,641
Total liabilities and stockholders' equity	$191,263	$209,581

Artiva Biotherapeutics, Inc.

Condensed Statements of Operation and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
License and development support revenue	$-	$251
Operating expenses:
Research and development	17,052	11,156
General and administrative	5,119	3,587
Total operating expenses	22,171	14,743
Loss from operations	(22,171)	(14,492)
Other income, net
Interest income	1,864	650
Change in fair value of SAFEs	—	(268)
Other income (expense)	(4)	147
Total other income, net	1,860	529
Net loss	$(20,311)	$(13,963)
Net loss per share, basic and diluted	$(0.83)	$(17.24)
Weighted-average common shares outstanding, basic and diluted	24,341,978	809,758
Comprehensive loss:
Net loss	$(20,311)	$(13,963)
Other comprehensive income (loss)	129	(101)
Comprehensive loss	$(20,182)	$(14,064)

Contacts

Investors: Neha Krishnamohan, Artiva Biotherapeutics, ir@artivabio.com

Media: Jessica Yingling, Ph.D., Little Dog Communications Inc., jessica@litldog.com, +1.858.344.8091

Source: Artiva Biotherapeutics, Inc.